Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in this Registration Statement Form S-1 and the use therein of our report dated December 22, 2025, relating to the audited financial statements of Quantum Leap Acquisition Corp. for the period December 5, 2025 (inception) through December 15, 2025, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding Quantum Leap Acquisition Corp.’s ability to continue as a going concern.

Adeptus Partners, LLC

Ocean, New Jersey

February 10, 2026